EXHIBIT 12.1

                                TEREX CORPORATION
                CALCULATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (amounts in millions)

                                               --------------------------------------------------------   Nine Months Ended
                                                               Year Ended December 31,                      September 30,
                                                                                                        -----------------------
                                                 2002         2001        2000       1999       1998       2003        2002
                                               ----------  ---------- ----------- ---------- ---------- ----------- -----------
Earnings
  Income (loss) from continuing operations
    before taxes and cumulative effect of
    change in accounting principle.............$   (25.8)  $    24.6   $   159.6  $   98.4   $    74.5  $    (25.7) $    43.4

  Adjustments:
    Minority interest in losses of
      consolidated subsidiaries................    ---         ---         ---       ---         ---         ---        ---
    Undistributed (income) loss of less than
      50% owned investments....................    ---         ---         ---       ---         ---         ---        ---
    Distributions from less than 50% owned
      investments..............................    ---         ---         ---       ---         ---         ---        ---
    Fixed charges..............................    108.0        94.8       106.2      88.4        52.4        90.4       76.6
                                                 --------    ----------  ---------  -------    --------    --------   --------

  Earnings.....................................     82.2       119.4       265.8     186.8       126.9        64.7      120.0
                                                 --------    ----------  ---------  -------    --------    --------   --------

Combined fixed charges, including
    preferred accretion
  Interest expense, including debt discount
    amortization...............................     92.9        86.7        99.8      82.8        47.2        74.8       65.9
  Accretion of redeemable convertible
   preferred stock.............................    ---         ---         ---       ---         ---         ---        ---
  Amortization of debt issuance costs..........      4.8         3.8         3.5       2.6         2.1         3.9        3.2
  Portion of rental expense representative of
    interest factor (assumed to be 33%)........     10.3         4.3         2.9       3.0         3.1        11.7        7.5
                                                 --------    ----------  ---------  -------    --------    --------   --------

  Fixed charges................................$   108.0   $    94.8   $   106.2  $   88.4   $    52.4  $     90.4  $    76.6
                                                 --------    ----------  ---------  -------    --------    --------   --------

Ratio of earnings to combined fixed charges....  ---(1)          1.3x        2.5x    2.1x          2.4x    ---(1)         1.6x(2)
                                                 ========    ==========  =========  =======    ========    ========   ========

Amount of earnings deficiency for coverage of       25.8                                         ---    $     25.7(2) $   ---
   combined fixed charges......................$           $   ---     $   ---    $  ---     $
                                                 ========    ==========  =========  =======    ========    ========   ========

(1) Less than 1.0x
(2) The ratio of earnings to fixed charges for the nine months ended September
30, 2002 and 2003 presented above were calculated with certain Businesses reported as discontinued operations (see "Recent Developments" in the prospectus included in this Registration Statement). Had these Businesses been reported within continuing operations, the ratio of earnings to fixed charges for the nine months ended September 30, 2002 would have been 1.5x and for the nine months ended September 30, 2003 fixed charges exceeded earnings by $22.9 million.
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